Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form F-10 (No. 333-160534) of IAMGOLD Corporation of:

•

our auditors’ report dated March 26, 2009, on the consolidated balance sheets of IAMGOLD Corporation (“the Company”) as at December 31, 2008 and 2007 and the consolidated statements of earnings, comprehensive income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2008

•	our auditors’ report dated March 26, 2009 on the Reconciliation to United States GAAP as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and to the reference to our firm under the headings “Interest of Experts” and “Auditors, Transfer Agent and Registrar” in the prospectus.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

July 29, 2009